EXHIBIT 5
                         EXHIBIT 23a

               Opinion and consent of Counsel

                      October 20,  1997

BellSouth Corporation
1155 Peachtree Street, N.E.
Atlanta, Georgia  30309-3610

          Re: BellSouth Corporation Stock Plan (successor to BellSouth Corporation Stock Option Plan)

Dear Sirs:

With reference to the registration statement on Form S-8 which BellSouth Corporation (the "Company") proposes to file with the Securities and Exchange Commission under the Securities Act of 1933, as amended, registering 2,000,000 shares of Common Stock (par value $1.00 per share) of the Company (the "Shares") which are to be offered pursuant to the BellSouth Corporation Stock Plan (successor to BellSouth Corporation Stock Option Plan) (the "Plan"), I am of the opinion that:

     (1) the Company is a corporation duly organized and validly existing under the laws of the State of Georgia.

    (2) all proper corporate proceedings have been taken so that the Shares have been duly authorized and, upon issuance and payment therefore in accordance with the Plan and the resolutions of the Board of Directors of the Company relating to the Plan and the offering and sale of Shares thereunder, will be legally issued, fully paid and non-assessable.

I hereby consent to any references to me contained in, and to the filing of this opinion with the Securities and Exchange Commission in connection with, the Registration
Statement referred to above.

Very truly yours,

/s/ Walter H. Alford